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                                                                    EXHIBIT 10.3




                      Enviro Industrial Technologies, Inc.
                              119 West 23rd Street
                                    Suite 508
                            New York, New York 10011



                                                  June 5, 2000


Hedman Resources Limited
106 Fielding Road
Lively, Ontario P3Y 1L5

Attention:  Claude Taillefer
            CEO and President

                 RE: ACQUISITION OF HEDMAN RESOURCES LIMITED

Gentlemen:

         This letter expresses our understanding with respect to the acquisition (the "Acquisition") of up to all of, but no less than eighty (80%) percent of the issued and outstanding shares of common stock of Hedman Resources Limited ("Hedman")by Enviro Industrial Technologies, Inc., a Delaware Corporation ("Enviro") in exchange for shares of common stock of Enviro on a one for one basis on the date of closing. The common shares of Hedman are hereinafter referred to as the "Shares". After the acquisition, Hedman will become a subsidiary of Enviro.

         It is hereby represented that Hedman is authorized to issue an unlimited number of Shares of which, 28,073,035 Shares are issued and outstanding. It is further represented that Hedman has outstanding warrants to purchase 13,913,653 Shares (the "Warrants"). Anything to the contrary herein notwithstanding, Hedman shall, as a condition of closing, cause to be implemented, a one (1) share for (2) share reverse stock split of its Shares, including the shares underlying the Warrants (the "Reverse Split").

         Enviro represents it is authorized to issue 80,000,000 shares of common stock, par value $.001 per share and 20,000,000 shares of preferred stock, par value $.001 per share. At the time of closing, Enviro will have no more than 13,750,000 shares of common stock outstanding.
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         In connection with the Acquisition we have the following
understandings:

         (1) Reorganization. At the closing of this transaction, as set forth in
Section 7 hereof, Enviro will acquire the Shares in exchange, on a one for one basis, for up to 20,944,743 shares of common stock of Enviro (the "Acquisition Shares"). In the event less than all of the Shares are exchanged for the Enviro shares, the number of Acquisition Shares will be reduced pro rata with the actual percentage of Shares acquired by Enviro.

         (2) Registered Shares. Enviro will file an F-4 Registration Statement (the "Registration Statement") with the United States Securities and Exchange Commission ("SEC") so that the Acquisition Shares will be registered under the Securities Act of 1933 (the "Act") prior to or on the closing, or if not permitted by law prior to the closing, then immediately after the closing. Enviro will utilize its best efforts to have the Registration Statement declared effective by the SEC no later than 120 days after the closing.

         (3) Conditions. It is the intention of Enviro and Hedman that this letter be binding on Enviro and Hedman subject to the following: (i)the exchange of a minimum of 80% of the outstanding Shares of Hedman for the shares of Enviro on a one for one basis; (ii) the satisfactory completion of a "due diligence" investigation by Enviro and Hedman; (iii) the acquisition by Enviro of the Vermiculite deposits set forth on Schedule A hereto prior to the closing(Descriptions to be Provided); (iv) approval of Hedman's shareholders at its upcoming annual and special meeting of its shareholders; (v) Canadian securities regulatory approvals (including Ontario and Alberta Securities Commissions and CDNX Exchange approval); (vi) the transaction having no material adverse tax effect on the parties hereto and their respective shareholders;
(vii) the exercise of the outstanding Warrants by Hedman's warrantholders unless Enviro is able to exchange Enviro warrants for the Warrants in compliance with the Act; and (viii) the obtaining of any material third party consents by either party. Anything to the contrary herein notwithstanding, the parties further agree as follows:

                  (a) Execution of a Definitive Agreement. There shall be executed among Hedman and Enviro, definitive agreements (the "Agreement and Plan of Reorganization") covering the proposed transaction under the terms and conditions set forth in this
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letter and such further terms, provisions, agreements, covenants, representations and warranties satisfactory to all parties, including:

                           (i) general warranties as to the contracts,
commitments, lease obligations, patents, trademarks, technology and debts of Enviro and Hedman; and

                           (ii) representations, indemnifications and covenants
which shall survive the effective date of the transaction and which will, in the opinion of the parties, be customary for transactions of this nature in respect of the time, scope and subject matter and be adequate to protect their respective interests.

                  (b) Litigation. Except as disclosed in Schedule B, neither Enviro nor Hedman shall be subject to material litigation which would cause any party, in its sole discretion, to decide that the party subject to such litigation has a material contingent liability.

                  (c) Preservation of Assets of Business.

                           (i) Pending the closing date of the proposed
transaction, neither Enviro nor Hedman will incur any indebtedness other than in the ordinary course of business and will not commit to any material undertakings, programs or projects, other than pursuant to existing agreements, which would have a material negative impact to their balance sheets without the prior written consent of the other party. Other than paying current liabilities, Enviro and Hedman will operate their businesses in a manner consistent with the conservation of their assets including their cash reserves.

                           (ii) Enviro will have no liabilities at closing
except for those liabilities set forth on Schedule C and liabilities for legal fees and transfer agent expenses incurred by Enviro after the signing of this letter of intent in connection with the Acquisition.

                           (iii) Hedman will have no liabilities at closing
except for those liabilities set forth on Schedule D and liabilities for legal fees and transfer agent expenses incurred by Hedman after the signing of this letter of intent in connection with the Acquisition.




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                  (d) Access to Books and Records. Pending the execution of the
Agreement and Plan of Reorganization and the consummation of the Acquisition, Enviro and Hedman shall give each other or their designated representatives, full access to their books of original entry, ledgers, bank statements, minute books, stockholder lists, contracts, patents, trademarks and all other documents maintained by them in connection with their business operations. Enviro shall furnish Hedman or its counsel, with copies of Enviro's Articles of Incorporation, By-laws, board minutes, shareholders minutes, stock ledgers and such other documents that Hedman might reasonably request. Hedman shall furnish Enviro or its counsel with copies of Hedman's Articles of Incorporation, By-laws, board minutes, shareholders minutes, stock ledgers, contracts, purchase orders, license agreements and such other documents that Enviro might reasonably request, all such information being confidential and not to be used or disclosed by either party except as permitted in the Agreement and Plan of Reorganization.

         (4) Financial Statements. Hedman agrees, upon the execution hereof to provide Enviro with audited financial statements as of the end of its two most recent fiscal years and Enviro will provide Hedman with unaudited financial statements as at the closing or as at such earlier date acceptable to the parties.

         (5) Expenses of Parties. Hedman, its shareholders and Enviro shall each bear their own costs and expenses incurred if the proposed transaction is abandoned at any time prior to the consummation thereof.

         (6) Public Announcement. Upon the execution of this Letter of Intent, Enviro and Hedman shall prepare a public announcement to be submitted to the media and/or regulatory agencies, as required by law, in such form and contain such information as approved by Enviro and Hedman and as otherwise required by law.

         (7) Other Matters.

                  (a) The closing of the Acquisition shall be completed on the date on which the common stock of Enviro commences trading on the OTC Bulletin Board, unless otherwise mutually agreed.

                  (b) At the closing, the Board of Directors of the Company shall consist of five (5) persons three (3) of whom shall be selected by Hedman and two (2) of whom shall be selected by
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Enviro. Thereafter, the Board of Directors shall be selected by the shareholders in compliance with Delaware law.

                  (c) Hedman and Enviro acknowledge that this letter of intent has been approved by their respective Boards of Directors.

                  (d) Officers' and Directors' Questionnaires for the officers and directors of Hedman shall be furnished to Enviro upon request.

                  This letter outlines the major terms of the agreement between our respective companies. Subject only to the conditions set forth in Section
(3) hereof, this Letter shall constitute the binding agreement of both Hedman and Enviro. It is understood that on the basis of the foregoing understanding concerning major terms, the parties shall begin negotiations of the Agreement and Plan of Reorganization with the view to consummating the Acquisition as promptly as possible.

                  If this letter reflects your understanding, please execute the enclosed copy in the space provided below and return it to us.



Very truly yours,

Enviro Industrial Technologies, Inc.




By___________________________________                Dated: June 5, 2000
  Teodosio V. Pangia, Chairman



Agreed and Accepted:


Hedman Resources Limited



By___________________________________                Dated: June 5, 2000
  Claude Taillefer
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  CEO and President



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